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                                  EXHIBIT 6.11

This letter of Intent is made the 30th day of January 2000, between


Delta Capital Technologies Inc.
Suite B-201
1331 Homer Street
Vancouver, BC  V6B 5M5
Canada (herein after "Delta")

and

Matridigm Corporation
Suite 804
16th Ave SW
Calgary, AB  T2R 0S9
Canada (herein after "Matridigm")

and shall outline the basic terms of an agreement to be executed at a later date.

Terms:

1. Delta is a public company trading on the OTC Electronic Bulletin Board and its focus is the e-Business industry;
2. The parties agree that a formal agreement clarifying the terms of this letter of intent will be drafted and that the parties shall complete the agreement prior to March 31, 2000;
3.      Delta shall acquire all the shares from the shareholders of Matridigm;
4. Delta shall issue 500,000 shares ("the Delta shares") in exchange for all the shares of Matridigm;
5.      Delta shall pay to Matridigm $100,000 cash within 30 days of closing;
6. Delta shall appoint Michael Steele of Matridigm to its Board of Directors;
7. Delta shall put in place not later than April 1, 2000 a Stock Option Plan whereby the Company is authorized to issue annually up to five per cent (5%) of the total number of common shares issued and outstanding as of December 31, of the proceeding year. These options shall be available to directors, employees and consultants as scheduled in the completed agreement;
8. Delta shall enter into employment contracts with its key employees, to include key Delta and Matridigm employees prior to the close of this transaction;
9. Delta currently plans to maintain Matridigm as a wholly subsidiary but it reserves the right to amalgamate at a future date;
10. Matridigm has provided Delta with financial and other documentation for Delta's due diligence;
11. It is understood by the parties that prior to Delta completing the agreement, it shall require Board of Directors approval.


The parties agree to these general terms and further agree to negotiate in good faith a mutually satisfactory final contract using this document as its basis.


/S/ Paul F. Davis
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Paul F. Davis
Delta Capital Technologies Inc.



/S/ Mike Steele
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Mike Steele
Matridigm Corporation